Exhibit 10 (ap)

SEVERANCE AGREEMENT

        This Severance Agreement ("Agreement") is entered into and effective as of March 1, 2003 ("Termination Date"), between The Newhall Land and Farming Company (a California Limited Partnership) ("NLF") and Stuart R. Mork ("Mr. Mork"). NLF's ultimate managing general partner is Newhall Management Corporation ("NMC") and where appropriate will be referred together with NLF as the "Company." The Company and Mr. Mork are referred to in this Agreement as the "Parties."

RECITALS

        WHEREAS, Mr. Mork is employed as NLF's and NMC's Senior Vice President and Chief Financial Officer;

        WHEREAS, Mr. Mork and the Company entered into that certain Retention Agreement dated March 31, 2001 ("Retention Agreement");

        WHEREAS, the Company and Mr. Mork each have determined it is in each of their mutual interests to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing, all of which is part of this Agreement, the mutual covenants and conditions contained herein, and for other good and valuable consideration given and received, the Parties hereby agree as follows:

        1.    Replacement Agreement.    This Agreement supersedes, supplants and replaces entirely the Retention Agreement. Upon the Parties execution hereof, neither the Retention Agreement nor any provision thereof shall have any force or effect.

        2.    Resignation.    Mr. Mork hereby tenders the resignation of his employment with the Company along with all of the positions that he holds at that time with the Company or any of its affiliated entities, partnerships or divisions, including specifically: Senior Vice President and Chief Financial Officer of NLF and NMC, and Member of the Company's Management Committee. In addition, if Mr. Mork is a partner or member of a Company affiliate or subsidiary on the Termination Date, Mr. Mork will sell or exchange all partnership and membership interests that he may have, as the case may be, under the terms of the respective shareholder agreements, partnership agreements or other governing documents. Mr. Mork agrees to execute whatever documents are necessary to effect his resignation from all of those positions as well as any other positions that he holds with the Company or any affiliated entities, partnerships, or divisions as of the Termination Date. Mr. Mork's letter of resignation, which shall conform to Addendum A, attached hereto and incorporated herein by this reference, will be accepted by the Company effective the close of business on the Termination Date.

        3.    Mutual General Releases.    In further consideration for the compensation provided for in Paragraph 4 of this Agreement and as a condition precedent to receipt of the Lump Sum Payment provided for therein, Mr. Mork agrees to execute a document that conforms to Addendum B, which is attached hereto and by this reference incorporated herein ("Mutual General Releases"). The Company reserves, the right within its sole discretion, to amend, delete or otherwise revise the Mutual General Releases to comply with any changes in applicable laws and/or to make the Mutual General Releases fully effective in releasing and forever discharging Company Releases from the Claims as defined therein. If Mr. Mork fails to execute the Mutual General Releases on the Termination Date, then this Agreement shall become null and void and non-enforceable and Mr. Mork shall not be entitled to nor shall he be paid any of the benefits provided for in this Agreement, including specifically, the Lump Sum Payment provided in Paragraph 4(a) of this Agreement.

        4.    Severance Compensation.    On the Termination Date, Mr. Mork's employment with the company shall be ended, whereupon and pursuant hereto, he shall be entitled to receive the following severance benefits:

          a)    Lump Sum Payment.    Subject to the last sentence of this Paragraph 4(a), within five (5) business days of the lapse of the seven (7) day revocation period provided in Paragraph 11 of the Mutual General Releases, the Company shall pay Mr. Mork a lump sum payment equal to two times: (i) the yearly base salary Mr. Mork is making on the Termination Date; plus (ii) an amount equal to the average of the bonuses paid to Mr. Mork pursuant to the NLF Executive Incentive Compensation Plan ("Bonus Plan") for the three Company fiscal years preceding the Termination Date, less applicable withholding taxes ("Lump Sum Payment"). The Lump Sum Payment shall be deemed to have been made under this Paragraph 4 on the date the payment is tendered to Mr. Mork. The Company and Mr. Mork shall mutually agree on the method and timing of the Lump Sum Payment delivery to Mr. Mork.

          b)    Unit Options and other Unit-Based Rights:    Any existing options or NLF Unit based rights, including any granted to Mr. Mork prior to the Termination Date, will be exercisable or distributed as the case may be, in accordance with the respective Unit options or Unit-based rights agreements and the Company's respective Plans under which the options or rights were granted. Any Unit options or Unit-based rights granted to Mr. Mork prior to the Termination Date that are not 100% vested on that date, shall become 100% vested upon the fifth business day following the seven day revocation period in Paragraph 11 of the Mutual General Releases. Notwithstanding anything to the contrary, Mr. Mork's right to exercise vested options or NLF Unit based rights shall expire on the earlier to occur of: (1) the date or dates prescribed in the plan under which such options or NLF Unit based rights were issued or (2) two years from the date hereof.

          c)    Retirement/Savings Plans:    Any benefits or payments due Mr. Mork under the NLF Retirement Plan, the NLF Pension Restoration Plan, the NLF Employee Savings Restoration Plan, the NLF Employee Savings Plan and any employee benefit plans qualified under Section 401(a) of the Internal Revenue Code will be paid in accordance with the provisions contained in each of those plans.

          d)    No Other Payments or Benefits:    Except as otherwise provided in this Paragraph 4, Mr. Mork shall not earn or be entitled to receive any other wages and/or benefits whatsoever after the Termination Date. Benefits payable under this Paragraph 4 will terminate, supersede and be in lieu of any severance pay benefits, Change of Control Program benefits or any other wage and/or benefits provided for in any employment agreement, the Change of Control Program, severance policy or benefit agreement between Mr. Mork and the Company or any other policy, agreement, practice or plan (including the NLF Retention Incentive Program adopted in March 2001) of the Company.

          e)    Medical Benefits:    The Company's medical and dental health plans heretofore subscribed to by Mr. Mork will be provided to him and his eligible dependents, provided Mr. Mork pays the costs thereof equal to the costs heretofore paid for such insurance by Mr. Mork, until the first to occur of: (1) the expiration of one year from the date hereof or (2) Mr. Mork's re-employment. If Mr. Mork is not employed one year from the date hereof, then he and his eligible dependents shall be eligible to continue such medical and dental health benefit coverage pursuant to the terms and provisions of the Consolidated Omnibus Budget Reconciliation Act ([COBRA]) health benefit provisions) of 1986, as amended.

        5.    Indemnification Agreement.    The Mutual General Releases, when executed by Mr. Mork, as provided in Paragraph 3 of this Agreement shall not in any manner amend the terms of, or affect NLF's obligations, under that certain amended Indemnification Agreement dated November 14, 1990 between Mr. Mork and NLF.

        6.    Attorney Consultation.    Mr. Mork acknowledges that he has been advised to consult with an attorney before signing this Agreement and the Mutual General Releases incorporated herein as Addendum B, and that he has voluntarily and knowingly executed this Agreement after having had the opportunity to consult with an attorney. Mr. Mork further acknowledges that he has had an adequate opportunity to consult with an attorney and that he has had an adequate opportunity to make whatever investigation or inquiry he or his counsel may deem necessary or desirable in conjunction with the subject matter of this Agreement prior to signing it. Mr. Mork further acknowledges that he has been advised that he may consider the terms of this Agreement for forty-five (45) days before signing it. This Agreement was provided to Mr. Mork on March 1, 2003. Accordingly, Mr. Mork has until April 14, 2003 to decide whether he will sign the Agreement. To the extent that Mr. Mork takes less than forty-five (45) days to consider this Agreement prior to signing it, he acknowledges that he has had sufficient time to consult with an attorney and that he does not desire additional time.

        7.    Revocation Period.    This Agreement is revocable by Mr. Mork for a period of seven (7) days following execution and return of the Agreement to the Company. The revocation must be in writing, must specifically revoke this Agreement, and must be delivered to Edward C. Giermann, Corporate Secretary, at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, California, 91355, prior to the end of the seventh (7th) day following execution and delivery of this Agreement to the Company. Upon expiration of the seven (7) day period, this Agreement becomes effective, enforceable and irrevocable.

        8.    Mediation/Arbitration.

  a)
  Mr. Mork and the Company agree that any Arbitrable Claims that arise between them will be submitted first to mediation and then to binding arbitration. Mr. Mork and the Company further agree that neither of them will commence any demand for arbitration without first submitting a formal written demand to the other Party for mediation of the dispute. When such a demand is made, the dispute will be submitted to mediation before a mutually agreeable mediator in the Los Angeles area. The cost of the mediation shall be borne equally by the Parties.

  b)
  Any controversy, dispute or claim between the Parties which may arise from, out of, or relate to this Agreement, or its subject matter or the Addendums, including the validity, enforceability, construction or application of any of the terms, provisions, or conditions of this Agreement or the arbitrability of any such matter (collectively referred to herein as "Arbitrable Claims") shall be submitted: (i) first to Mediation under Paragraph 8(a), and if it is not resolved through Mediation, then (ii) to final and binding arbitration in Los Angeles, California, or such other location as the Parties shall mutually agree in writing under the auspices of the American Arbitration Association ("AAA"). The Parties agree that neither of them may initiate in any way or prosecute any claim, charge, lien, demand, right of action or cause of action of any nature whatsoever arising out of or related to this Agreement before any court, tribunal, or administrative agency against the other Party, and that they each acknowledge that their agreement to the mediation/arbitration provisions under this Paragraph 8 shall constitute an effective waiver of any right to have any Arbitrable Claims determined by judge or jury. The Parties further agree to be bound by the Employment Dispute Resolution Rules of AAA ("Rules") and that all Arbitrable Claims will be heard by the AAA pursuant to those Rules. The Parties further agree that in the event this Agreement, or any part thereof is not enforceable, all other provisions shall remain in force.

  c)
  The arbitrator shall have jurisdiction to determine all Arbitrable Claims and may grant any relief authorized in law or equity for such claim. However, the arbitrator may not modify or change the terms of this Agreement or the Addendums. The Parties agree that the decision of the arbitrator shall not be appealable and that judgment upon an award rendered by the arbitrator may be entered for enforcement in any court of competent jurisdiction. All Arbitrable Claims must be submitted to mediation within thirty (30) days of the date such claim first arose to be arbitrable.

  d)
  Except as otherwise stated above, neither Party may initiate in any way or prosecute any claim, charge, lien, demand, right of action or cause of action of any nature whatsoever arising out of or related to this Agreement or the Addendums before any court, tribunal or administrative agency against the other Party. A Party who initiates litigation or asserts Arbitrable Claims in any court or before any tribunal or administrative body, shall pay all reasonable attorneys' fees and costs incurred by the opposing Party in defending such litigation and/or claims.

        9.    Confidential Information.

  a)
  Mr. Mork shall not (nor will Mr. Mork assist any other person to do so) during or after the termination of his employment with the Company, directly or indirectly reveal, report, publish or disclose Confidential Information to any person, firm or corporation not expressly authorized by the Company to receive such Confidential Information, or use (or assist any person to use) such Confidential Information except for the benefit of the Company. This provision shall not preclude disclosures required by law, nor shall it apply to information that has entered the public domain other than by reason of the action of Mr. Mork. The term "Confidential Information," as used herein, means all information or material not generally known by non-Company personnel which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) which is owned by the Company or in which the Company has an interest in; and (iii) which is either marked "Confidential Information," "Proprietary Information," or other similar marking, known by Mr. Mork to be considered confidential and proprietary by the Company or from all the relevant circumstances should reasonably be assumed by Mr. Mork to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and Mr. Mork files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary information or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the above, however, no information constitutes Confidential Information if it is generic information or general knowledge which Mr. Mork would have learned in the course of similar employment elsewhere in the trade or if it is otherwise publicly known and in the public domain.

  b)
  Mr. Mork agrees on or before the Termination Date to surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information, it being distinctly understood that all such writings, physical forms of expression and other things are the exclusive property of the Company. Mr. Mork acknowledges that the unauthorized taking of any of the Company's trade secrets is a crime under California Penal Code Section 499(c) and is punishable by imprisonment. Mr. Mork further acknowledges that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against him for triple the amount of the Company's damages and the Company's attorneys fees in collecting such damages.

  c)
  If Mr. Mork breaches, or threatens to commit a breach of, any of these non-disclosure provisions (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced or to have any actual or threatened breach thereof enjoined by any court having equity jurisdiction, all without the need to prove any amount of actual damage or that monetary damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; and the right and remedy to require Mr. Mork to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants.

  d)
  Nothing in this Agreement or any other agreement between Mr. Mork and the Company shall prohibit or impede or be construed to prohibit or impede Mr. Mork from lawfully competing with the Company, lawfully working for any competitor of the Company or otherwise lawfully pursuing his career in the residential and commercial development industry, so long as Mr. Mork complies with these non-disclosure provisions. The Parties agree that these non-disclosure provisions shall continue in effect after Mr. Mork's employment with the Company has terminated.

        10.    Non-Solicitation of Employees or Customers.    For a period of one (1) year following the Termination Date, Mr. Mork agrees not to solicit or induce any employee or supplier of the Company to terminate his/her employment or relationship with the Company or to, directly or indirectly, solicit the trade of or otherwise do business with any customer or supplier of the Company and/or any one of its affiliated entities so as to offer or sell any product or service which would be competitive with any product or service sold by the Company or its affiliates during that period.

        11.    Mr. Mork Benefit Plans:    Except as otherwise specifically provided in this Agreement to the contrary, all of the health and other employee benefit or compensation plans or programs referred to and contemplated by this Agreement (collectively referred to as "Plans") shall be governed solely by the terms of the underlying plan documents and by applicable law. Except as otherwise specifically provided in this Agreement to the contrary, nothing in this Agreement shall impair the Company's right to amend, modify, replace, and/or terminate any and all such Plans in its sole discretion or in accordance with the terms thereof. This Agreement is for the sole benefit of Mr. Mork and the Company, and is not intended to create a Plan, or, except as otherwise provided herein, to modify the terms of existing Plans. Also, any payments made pursuant to this Agreement shall not be taken into account (i.e., as "compensation") for purposes of determining the amount of benefits payable under any other Plans.

        12.    Consulting Arrangement.    Mr. Mork shall remain available to consult with NLF commencing on the date hereof and terminating on a date mutually agreed to by the parties, or otherwise, until Mr. Mork is employed by a third party. Consulting services may include advice on all aspects of NLF's business, by telephone and correspondence or, if requested by NLF's CEO, in person at NLF's principal office. The lump sum payment provided in Paragraph 4(a) of this Agreement, shall constitute all of the compensation, of whatever nature whatsoever, to be paid to Mr. Mork for all his services as a consultant hereunder.

        13.    Entire Agreement.    This Agreement is the only agreement and understanding between the Parties pertaining to the subject matter hereof, and supersedes and nullifies all prior agreements, summaries of agreement, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written between the Parties pertaining to such subject matter. This Agreement is binding on Mr. Mork's heirs and shall not be assignable by Mr. Mork for any purpose. This Agreement will be binding on any successors and assigns of the Company.

        14.    Severability.    If any provision of this Agreement or any portion of such provision is held to be invalid or unenforceable, the remaining provisions or portions shall nevertheless be given effect. It is the intent of the Parties that all provisions shall be construed so as to be valid and enforceable, and if it should be determined that any provision is not valid and enforceable, a provision which would effectuate the intent of the Parties and would be valid and enforceable shall be substituted for the invalid and unenforceable provision.

        15.    Amendment and Waiver.    This Agreement may be amended, modified or supplemented only by a writing executed by Mr. Mork and a designee of NMC's Board. Either Party may, in writing, waive any provision of this Agreement to the extent that such provision is for the benefit of the waiving Party. No waiver by either Party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a Party to seek a remedy for non-compliance or breach by the other Party shall be construed as a waiver of any right or remedy with respect to such non-compliance and/or breach.

        16.    Construction and Applicable Law.    The language of this Agreement and the Addendums have been approved by the Parties after the opportunity to consult with legal counsel and the language of these documents shall be construed as a whole according to their fair meaning and not strictly for or against either Party. This Agreement and the Addendums shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

        17.    Notice.    Except as otherwise provided in this Agreement or any amendments subsequently executed between the Parties, any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given upon personal delivery, or on the date it is postmarked, by certified or registered mail, postage pre-paid, addressed to Mr. Mork at the address on file with the Company and to the Company at its corporate headquarters. The Company's current corporate headquarters is located at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, CA 91355, Attention: Secretary. It shall be Mr. Mork's responsibility to keep the Company advised in writing of any change in his address under this Paragraph of the Agreement.

(continued)

        WHEREFORE, the Parties have executed this Agreement as of the date first written above.

DATED: March 1, 2003

MR. MORK:

/s/ STUART R. MORK Stuart R. Mork

DATED: March 1, 2003	THE NEWHALL LAND AND FARMING COMPANY (a California Limited partnership)

	By:	Newhall Management Limited Partnership, its Managing General Partner

	By:	Newhall Management Corporation, its Managing General Partner

	By:	/s/ GARY M. CUSUMANO
	Name:	Gary M. Cusumano
	Title:	President and Chief Executive Officer

	By:	/s/ EDWARD C. GIERMANN
	Name:	Edward C. Giermann
	Title:	Secretary and General Counsel

[NEWHALL LAND LETTERHEAD]

ADDENDUM A

        Date

PERSONAL AND CONFIDENTIAL

The Board of Directors
The Newhall Land and Farming Company
and Newhall Management Corporation
23823 Valencia Boulevard
Valencia, California 91355

  Re:
  Resignation

Dear Ladies and Gentlemen:

        I hereby tender to you my resignation of employment along with my resignation of all positions that I hold effective the close of business on                        .

        Should you need me to sign any additional documents or paperwork to cause the foregoing to be completed, I will be happy to do so.

Very truly yours,

Stuart R. Mork

ADDENDUM B

MUTUAL GENERAL RELEASES

        This Addendum to the Severance & Release Agreement of Stuart R. Mork ("Agreement") dated March 1, 2003 is made and entered into this 1st day of March, 2003 by and between Stuart R. Mork ("Mr. Mork"), and The Newhall Land and Farming Company (a California Limited Partnership) ("Company") and by this reference the Agreement is incorporated herein. Mr. Mork and the Company are hereinafter sometimes referred to collectively as "the Parties." This agreement ("Mutual General Releases") is made for the purpose of settling and compromising all of the claims, disputes and controversies between the Parties arising from any cause whatsoever on or prior to the date of Mr. Mork's execution of the Mutual General Releases. So as to avoid any doubt, the mutual releases contained herein, do not in any manner amend the terms of, or affect the Company's obligations, under that certain amended Indemnification Agreement dated November 14, 1990 between Mr. Mork and the Company.

        NOW, THEREFORE, the Parties hereto for the consideration set forth in the Agreement, which is by this reference incorporated herein, mutually agree as follows:

        1.    Consideration.    In consideration of the benefits provided for in the Agreement as well as the Mutual General Releases and, for other good and valuable consideration, the Parties give the releases, promises and commitments contained herein.

        2.    Scope of Settlement.    The compensation and benefits provided for in the Agreement are in full and complete settlement of all of Mr. Mork's Claims against Company Releasees and fully compensates Mr. Mork for any and all such Claims. Mr. Mork further acknowledges that he has received all wages and benefits due him through the last date of his employment with the Company, except as otherwise provided in Paragraph 4 of the Agreement. Mr. Mork specifically acknowledges that he has received the Lump Sum Payment and that the Company has fully complied with the provisions of Paragraph 4(a) of the Agreement.

        3.    General Release of Company Releasees.    Mr. Mork, for himself and for his heirs, spouse, executors, administrators and assigns, acknowledges complete satisfaction of and unconditionally releases and forever discharges the Company, Newhall Management Corporation, and any and all of its respective affiliated companies, subsidiaries, divisions, affiliated entities, shareholders, partnerships, successors and assigns, and any and all of its past, present and/or future officers, directors, members, partners, unit holders, agents, employees, administrators and assigns (hereinafter collectively referred to as "Company Releasees"), from any and all claims, demands, causes of action, costs, charges, fees and liabilities of any kind whatsoever, whether known or unknown, unsuspected or latent, which Mr. Mork or any of his heirs, guardians, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold or have at any time heretofore owned or held, or may at any time own, hold or claim by reason of any matter or thing against Company Releasees, and each of them, arising from or by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or any other matter whatsoever on or prior to the date of Mr. Mork's execution of the Mutual General Releases. Without limiting the generality of the foregoing, Mr. Mork specifically waives and fully releases Company Releasees, and each of them, from any and all claims arising out of Mr. Mork's employment with the Company and/or the termination of that employment, any positions Mr. Mork held or services Mr. Mork rendered as well as Mr. Mork's resignation of all positions held with the Company, including but not limited to: (a) any claim under the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act; Mr. Mork Retirement Income Security Act of 1974; (b) any other claim of employment discrimination (whether based on federal, state or local, statutory or decisional law; (c) any claim arising out of the terms and conditions of Mr. Mork's employment and/or any of the events relating directly or indirectly to or surrounding the termination of his employment; (d) any claims for severance, pension, bonuses, profit sharing or severance/termination payments; (e) any claim regarding any claimed employment or benefit agreement or contract whether written or oral; (f) any claim for any alleged injuries incurred during Mr. Mork's employment with the Company including any claims for rehabilitation; and (g) any other matter or claim whatsoever between the Parties (jointly "Claims"). These releases do not include or release Company Releases or any of them, from providing the benefits or making the payments provided for in Paragraph 4 of the Agreement.

        4.    General Release of Mr. Mork's Releasees.    The Company fully releases and discharges forever Mr. Mork and his spouse, children, agents, heirs and administrators and assigns ("Mr. Mork Releasees") from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries and attorneys' fees, of any form whatsoever, whether known or unknown, unsuspected or latent, which the Company or any of its officers, Mr. Morks, agents, administrators, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing, arising from any cause whatsoever on or prior to the date of Company's execution of the Mutual General Releases. Without limiting the generality of the foregoing, the Company fully releases and discharges each and all of Mr. Mork's Releasees from any and all claims, demands and causes of action in connection with any and all matters pertaining to Mr. Mork's employment by the Company, including, but not limited to, any and all damages of every kind whatsoever, express or implied duties or obligations, express or implied covenants, and promises on any and all of the above, any other matter between the Parties, and any claims relating to and arising out of Mr. Mork's performance of his duties as an officer of the Company.

        5.    Non-Admission of Liability.    This Agreement shall not in any way be construed as an admission by either Party of any liability whatsoever, or as an admission by either Party of any illegal or improper act or acts, of any kind or nature whatsoever, against the other Party.

        6.    Releases Include Unknown Claims.    It is the intention of the Parties in executing the Mutual General Releases and in paying and receiving the monetary and other consideration called for by the Agreement that the Mutual General Releases shall be effective as a full and final accord and satisfaction and general release of and from all liabilities, disputes, claims and matters, known or unknown, suspected or unsuspected arising from any cause whatsoever on or prior to the date of Mr. Mork's execution of the Mutual General Releases. In furtherance of this intention, the Parties, and each of them, acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

  "A general release does not extend to claims which the creditor does now know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

The Parties, and each of them, waive and relinquish any right or benefit which they have or may have under Section 1542 of the Civil Code of the State of California or any similar provision of statutory or non-statutory law of this or any other jurisdiction to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of the Agreement and the Mutual General Releases. In connection with such waiver and relinquishment, the Parties, and each of them, acknowledge that they are aware that any legal counsel that they may retain may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Mutual General Releases, but that it is their intention hereby to fully, finally and forever settle and release all the released matters, disputes and differences, known and unknown, suspected or unsuspected, which now exist, may exist, or heretofore has existed, between them. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery and existence of any such additional or different claims or facts.

        7.    Successors and Assigns.    This Agreement shall bind, and inure to the benefit of, the respective heirs, legal representatives, successors, and assigns of the Parties hereto.

        8.    Covenant Not to Sue.    The Parties, and each of them, represent and warrant that they have no action, claim, charge or lawsuit intended, filed, prepared or pending against the other Party or their respective released parties and that they will not individually or as a member of any class file any action, claim, charge or lawsuit against the other Party, or any of their respective released parties, concerning the subject matter of the Agreement, the Mutual General Releases and/or any of the claims released under the Mutual General Releases.

        9.    Construction.    The language of the Mutual General Releases has been approved by all Parties after the opportunity to consult with legal counsel and the language of the Mutual General Releases shall be construed as a whole according to its fair meaning and not strictly for or against either Party.

        10.    Entire Agreement and Governing Law.    The Mutual General Releases shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California. The Mutual General Releases constitutes the entire agreement between the Parties and supercede all prior agreements, whether verbal or written, between the Parties pertaining to the subject matter hereof.

        11.    Legal Consultation and Revocability Periods.    The Parties expressly intend, and Mr. Mork acknowledges and agrees, that as part of the potential claims released in Paragraphs 3 and 4 of the Mutual General Releases, Mr. Mork is herein releasing the Company Releasees from any claims that he has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.. § 621 et seq. Accordingly, Mr. Mork has been advised to review the Mutual General Releases and represents and agrees: (a) that he has been advised to consult with an attorney prior to executing the Mutual General Releases; (b) that he has had up to Forty-five [45] days to consider executing the Mutual General Releases and that he is knowingly and voluntarily entering into the Mutual General Releases; (c) that he received a copy of the Mutual General Releases on            , 2003; (d) that he has seven (7) days from the date of execution of the Mutual General Releases to rescind it by doing so in writing addressed to the General Counsel and/or Secretary of the Company, at its corporate headquarters located at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, California 91355; and (e) that the Mutual General Releases will not be effective until the end of the seven (7) day revocation period.

(continued)

DATED:

Stuart R. Mork

DATED:	THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership)

	By:	Newhall Management Limited Partnership, its Managing General Partner

	By:	Newhall Management Corporation, its Managing General Partner

By:
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By:
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